Exhibit 3.105

CERTIFICATE OF ORGANIZATION

OF

OHIMA, LLC

Pursuant to the provisions of Section 12 of the

Massachusetts Limited Liability Company Act

To the Secretary of State

Commonwealth of Massachusetts

It is hereby certified that:

FIRST:	The name of the limited liability company is OHIMA, LLC (the “Company”).

SECOND:	Pursuant to Section 5 of the Massachusetts Limited Liability Company Act (the “Act”), the address of the limited liability company’s principal office where the records are to be kept as prescribed by the provisions of Section 9 of the Act, is:

200 International Circle, Suite 3500

Hunt Valley, Maryland 21030

THIRD:	The name and the address within the Commonwealth of Massachusetts of the initial registered agent for service of process for the Company is:

Corporation Service Company

84 State Street

Boston, MA 02109

FOURTH:	The duration of the limited liability company is perpetual until dissolution in accordance with the applicable provisions of the Act.

FIFTH:	The Company is to be managed by its Members and will not have a manager or managers.

SIXTH:	The person who is temporarily authorized to execute any documents to be filed with the Office of the Secretary of State is Robert O. Stephenson.

SEVENTH:	The general character of the Company’s business is to engage in the business associated with the operation of healthcare facilities, and to carry on business or other activity which may lawfully be carried on by a limited liability company organized under the Act, whether or not related to the foregoing.

IN WITNESS WHEREOF , the undersigned hereby subscribes and certifies as to the accuracy of this instrument this 24th day of February, 2015.

By:	/s/ Robert O. Stephenson
Robert O. Stephenson
Authorized Person

2

CONSENT OF REGISTERED AGENT

CORPORATION SERVICE COMPANY hereby consents to act as resident agent in Massachusetts for OHIMA, LLC.

CORPORATION SERVICE COMPANY

By:	/s/ Corporation Service Company
Name:
Title: